REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of The Pacific Lumber Company:

          We have audited the accompanying consolidated balance sheets of The Pacific Lumber Company (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholder's equity (deficit) for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Pacific Lumber Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP


San Francisco, California
January 24, 1997

                THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF DOLLARS)


                                                                                              DECEMBER 31,
                                                                                      ---------------------------
                                                                                           1996          1995
                                                                                      ------------- -------------
                                        ASSETS
Current assets:
     Cash and cash equivalents                                                        $     26,027  $     26,480
     Receivables:
          Trade                                                                             18,080        19,688
          Other                                                                              2,514         1,565
     Inventories                                                                            65,690        75,580
     Prepaid expenses and other current assets                                               5,329         6,933
                                                                                      ------------- -------------
               Total current assets                                                        117,640       130,246
Timber and timberlands, net of accumulated depletion of $221,063 and $204,856,
      respectively                                                                         324,986       337,390
Property, plant and equipment, net of accumulated depreciation of $73,772 and
     $65,276, respectively                                                                  95,515        93,726
Deferred financing costs, net                                                               20,003        22,397
Deferred income taxes                                                                       34,639        41,958
Restricted cash                                                                             29,967        31,367
Other assets                                                                                 6,424         5,502
                                                                                      ------------- -------------
                                                                                      $    629,174  $    662,586
                                                                                      ============= =============

                        LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
     Accounts payable                                                                 $      3,765  $      3,898
     Accrued compensation and related benefits                                               9,673         9,241
     Accrued interest                                                                       20,211        20,666
     Deferred income taxes                                                                  10,173        10,244
     Other accrued liabilities                                                               2,325         3,077
     Long-term debt, current maturities                                                     16,258        14,195
                                                                                      ------------- -------------
               Total current liabilities                                                    62,405        61,321
Long-term debt, less current maturities                                                    555,596       571,812
Other noncurrent liabilities                                                                25,887        33,613
                                                                                      ------------- -------------
               Total liabilities                                                           643,888       666,746
                                                                                      ------------- -------------

Contingencies

Stockholder's deficit:
     Common stock, $.01 par value, 100 shares authorized and issued                             --            --
     Additional capital                                                                    157,520       157,520
     Accumulated deficit                                                                  (172,234)     (161,680)
                                                                                      ------------- -------------
               Total stockholder's deficit                                                 (14,714)       (4,160)
                                                                                      ------------- -------------
                                                                                      $    629,174  $    662,586
                                                                                      ============= =============

     The accompanying notes are an integral part of these financial statements.


                THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF OPERATIONS
                         (IN THOUSANDS OF DOLLARS)


                                                                                YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                            1996          1995          1994
                                                                       ------------- ------------- -------------
Net sales:
     Lumber and logs                                                   $    225,017  $    197,320  $    205,504
     Other                                                                   19,832        24,619        21,875
                                                                       ------------- ------------- -------------
                                                                            244,849       221,939       227,379
                                                                       ------------- ------------- -------------
Operating expenses:
     Cost of goods sold (exclusive of depletion and depreciation)           136,335       116,445       116,316
     Selling, general and administrative expenses                            14,570        14,992        15,190
     Depletion and depreciation                                              27,644        25,927        25,485
                                                                       ------------- ------------- -------------
                                                                            178,549       157,364       156,991
                                                                       ------------- ------------- -------------

Operating income                                                             66,300        64,575        70,388
Other income (expense):
     Investment, interest and other income                                    4,209         3,928        12,022
     Interest expense                                                       (54,456)      (55,462)      (56,067)
                                                                       ------------- ------------- -------------
Income before income taxes and extraordinary item                            16,053        13,041        26,343
Provision in lieu of income taxes                                            (6,107)       (6,480)       (1,429)
                                                                       ------------- ------------- -------------
Income before extraordinary item                                              9,946         6,561        24,914
Extraordinary item:
     Loss on litigation settlement, net of related credit in lieu of
          income taxes of $6,312                                                 --            --       (14,866)
                                                                       ------------- ------------- -------------
Net income                                                             $      9,946  $      6,561  $     10,048
                                                                       ============= ============= =============

The accompanying notes are an integral part of these financial statements.

                THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                         (IN THOUSANDS OF DOLLARS)


                                                                                YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                            1996          1995          1994
                                                                       ------------- ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                        $      9,946  $      6,561  $     10,048
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depletion and depreciation                                         27,644        25,927        25,485
          Net sales of marketable securities                                     52           478         6,619
          Amortization of deferred financing costs                            2,394         2,269         2,197
          Net gains on marketable securities                                    (52)         (478)         (984)
          Net loss (gain) on asset dispositions                                   6           419          (830)
          Increase (decrease) in cash resulting from changes in:
               Accrued and deferred income taxes                              7,135         7,572         1,627
               Accounts payable                                                (164)          589           949
               Receivables                                                      803         5,913        (8,742)
               Other liabilities                                             (8,046)        7,406        (2,027)
               Inventories, net of depletion                                  7,304        (7,301)       (1,608)
               Prepaid expenses and other current assets                        682        (3,273)         (721)
               Accrued interest                                                (455)         (443)         (518)
          Other                                                                 (12)          423           706
                                                                       ------------- ------------- -------------
               Net cash provided by operating activities                     47,237        46,062        32,201
                                                                       ------------- ------------- -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net proceeds from sale of assets                                           115            13         1,119
     Capital expenditures                                                   (14,552)       (9,140)      (10,962)
                                                                       ------------- ------------- -------------
               Net cash used for investing activities                       (14,437)       (9,127)       (9,843)
                                                                       ------------- ------------- -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                                                         (20,500)      (22,000)      (24,500)
     Redemptions, repurchase of and principal payments on long-term
          debt                                                              (14,153)      (13,670)      (13,235)
     Incurrence of financing costs                                               --          (150)         (213)
     Restricted cash deposits, net                                            1,400         1,035         1,160
                                                                       ------------- ------------- -------------
               Net cash used for financing activities                       (33,253)      (34,785)      (36,788)
                                                                       ------------- ------------- -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (453)        2,150       (14,430)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               26,480        24,330        38,760
                                                                       ------------- ------------- -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $     26,027  $     26,480  $     24,330
                                                                       ============= ============= =============


     The accompanying notes are an integral part of these financial statements.


                THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                         (IN THOUSANDS OF DOLLARS)


                                                       COMMON
                                                       STOCK       ADDITIONAL   ACCUMULATED
                                                     ($.01 PAR)     CAPITAL       DEFICIT        TOTAL
                                                   ------------- ------------- ------------- -------------
Balance, January 1, 1994                           $             $    157,520  $   (131,789) $     25,731
     Net income                                              --            --        10,048        10,048
     Dividends                                               --            --       (24,500)      (24,500)
                                                   ------------- ------------- ------------- -------------

Balance, December 31, 1994                                   --       157,520      (146,241)       11,279
     Net income                                              --            --         6,561         6,561
     Dividends                                               --            --       (22,000)      (22,000)
                                                   ------------- ------------- ------------- -------------

Balance, December 31, 1995                                   --       157,520      (161,680)       (4,160)
     Net income                                              --            --         9,946         9,946
     Dividends                                               --            --       (20,500)      (20,500)
                                                   ------------- ------------- ------------- -------------
Balance, December 31, 1996                         $         --  $    157,520  $   (172,234) $    (14,714)
                                                   ============= ============= ============= =============

     The accompanying notes are an integral part of these financial statements.

                THE PACIFIC LUMBER COMPANY AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF DOLLARS)


1.        BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of The Pacific Lumber Company and its wholly owned subsidiaries, collectively referred to herein as the "Company." The Company is an indirect wholly owned subsidiary of MAXXAM Group Inc. ("MGI"). MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc. ("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM"). Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company operates in several principal aspects of the lumber industry, including the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products. Export sales generally constitute approximately 6% of the Company's sales. A significant portion of the Company's sales are made to third parties located west of the Mississippi River.

     USE OF ESTIMATES AND ASSUMPTIONS

          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 8 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          Marketable securities are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the two years ended December 31, 1995 were: 1995 - net realized gains of $478; and 1994
- a decrease in net unrealized gains of $264 and net realized gains of $1,248. Net realized and unrealized gains (losses) for the year ended December 31, 1996 were not significant.

          Inventories
          Inventories are stated at the lower of cost or market value. Cost is determined using the last-in, first-out ("LIFO") method.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Property, Plant and Equipment
          Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

          Restricted Cash and Concentrations of Credit Risk
          Restricted cash represents the amount deposited into an account (the "Liquidity Account") held by the trustee under the indenture governing the 7.95% Timber Collateralized Notes due 2015 (the "Timber Notes") of Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of the Company. See Note 4. The Liquidity Account is not available, except under certain limited circumstances, for Scotia Pacific's working capital purposes; however, it is available to pay the Rated Amortization (as defined in Note 4) and interest on the Timber Notes if and to the extent that cash flows are insufficient to make such payments. The required Liquidity Account balance will generally decline as principal payments are made on the Timber Notes. Investment, interest and other income for the years ended December 31, 1996, 1995 and 1994 includes interest of approximately $2,865, $2,560 and $2,638, respectively, attributable to an investment rate agreement (at 7.95% per annum) with the financial institution which holds the Liquidity Account.

          At December 31, 1996 and 1995, cash and cash equivalents include $17,600 and $19,742, respectively, (the "Payment Account") which is reserved for debt service payments on the Timber Notes (see Note 4). The Payment Account and the Liquidity Account are each held by a different financial institution. In the event of nonperformance by such financial institutions, the Company's exposure to credit loss is represented by the amounts deposited plus any unpaid accrued interest thereon. The Company mitigates its concentrations of credit risk with respect to these restricted cash deposits by maintaining them at high credit quality financial institutions and monitoring the credit ratings of these institutions.

          Fair Value of Financial Instruments
          The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1996 and 1995, the estimated fair value of long-term debt, including current maturities, was $579,102 and $590,594, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the Timber Notes and the 10-1/2% Senior Notes due 2003 (the "Senior Notes"), and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

2.        INVENTORIES

          Inventories consist of the following:


                                                 DECEMBER 31,
                                         ---------------------------
                                              1996          1995
                                         ------------- -------------
Lumber                                   $      46,882 $      57,905
Logs                                            18,808        17,675
                                         ------------- -------------
                                         $      65,690 $      75,580
                                         ============= =============


3.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows:


                                                                         DECEMBER 31,
                                                     ESTIMATED   ---------------------------
                                                    Useful Lives      1996          1995
                                                   ------------- ------------- -------------
Machinery and equipment                            5 - 15 years  $    123,909  $    122,437
Buildings                                              33 years        34,285        29,079
Logging roads                                          15 years        11,093         7,486
                                                                 ------------- -------------
                                                                      169,287       159,002
Less:  accumulated depreciation                                       (73,772)      (65,276)
                                                                 ------------- -------------
                                                                 $     95,515  $     93,726
                                                                 ============= =============


          Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $8,850, $9,185 and $8,808, respectively.

4.        LONG-TERM DEBT

          Long-term debt consists of the following:


                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                            1996          1995
                                                                       ------------- -------------
7.95% Scotia Pacific Timber Collateralized Notes due through
     July 20, 2015                                                     $    336,130  $    350,233
10-1/2% Pacific Lumber Senior Notes due March 1, 2003                       235,000       235,000
Other                                                                           724           774
                                                                       ------------- -------------
                                                                            571,854       586,007
Less: current maturities                                                    (16,258)      (14,195)
                                                                       ------------- -------------
                                                                       $    555,596  $    571,812
                                                                       ============= =============


          The indenture governing the Timber Notes (the "Timber Note Indenture") prohibits Scotia Pacific from incurring any additional indebtedness for borrowed money and limits the business activities of Scotia Pacific to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia Pacific and are not obligations of, or guaranteed by, the Company or any other person. The Timber Notes are secured by a lien on (i) Scotia Pacific's timber and timberlands (representing $165,970 of the Company's consolidated balance at December 31, 1996), (ii) Scotia Pacific's contract rights and certain other assets, (iii) the funds deposited in the Payment Account and the Liquidity Account, and (iv) substantially all of Scotia Pacific's other property and equipment.

          The Timber Notes are structured to link, to the extent of available cash, the deemed depletion of Scotia Pacific's timber (through the harvest and sale of logs) to required amortization of the Timber Notes. The required amount of amortization due on any Timber Note payment date is determined by various mathematical formulas set forth in the Timber Note Indenture. The minimum amount of principal which Scotia Pacific must pay (on a cumulative basis) through any Timber Note payment date in order to avoid an Event of Default (as defined) is referred to as rated amortization ("Rated Amortization"). If all payments of principal are made in accordance with Rated Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2015. The amount of principal which Scotia Pacific must pay through each Timber Note payment date in order to avoid prepayment or deficiency premiums is referred to as scheduled amortization ("Scheduled Amortization"). If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2009.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. On January 21, 1997, Scotia Pacific paid $8,712 of principal on the Timber Notes. The Timber Notes are redeemable at the option of Scotia Pacific, in whole but not in part, at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

          Interest on the Senior Notes is payable semi-annually on March 1 and September 1. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after March 1, 1998 at a price of 103% of the principal amount plus accrued interest. The redemption price is reduced annually until March 1, 2000, after which time the Senior Notes are redeemable at par. The Senior Notes are unsecured and are senior indebtedness of the Company; however, they are effectively subordinated to the Timber Notes. The indenture governing the Senior Notes contains various covenants which, among other things, limit the Company's ability to incur additional indebtedness and liens, to engage in transactions with affiliates, to make investments and to pay dividends.

          The Company has a revolving credit agreement with a bank (as amended and restated, the "Revolving Credit Agreement") which expires on May 31, 1999. Borrowings under the Revolving Credit Agreement are secured by the Company's trade receivables and inventories, with interest currently computed at the bank's reference rate plus 1-1/4% or the bank's offshore rate plus 2-1/4%. The Revolving Credit Agreement provides for borrowings of up to $60,000, of which $15,000 may be used for standby letters of credit and $30,000 is restricted to timberland acquisitions. Borrowings made pursuant to the portion of the credit facility restricted to timberland acquisitions would also be secured by the purchased timberlands. As of December 31, 1996, $46,992 of borrowings was available under the Revolving Credit Agreement, of which $4,732 was available for letters of credit and $30,000 was restricted to timberland acquisitions. No borrowings were outstanding as of December 31, 1996, and letters of credit outstanding amounted to $10,268. The Revolving Credit Agreement contains covenants substantially similar to those contained in the indenture governing the Senior Notes.

          As of December 31, 1996, under the most restrictive covenants contained in the indentures governing the Senior Notes, the Timber Notes and the Revolving Credit Agreement, the Company could pay approximately $17,200 of dividends.

          Scheduled maturities of long-term debt outstanding at December 31, 1996, using the Scheduled Amortization for the Timber Notes, are as follows: years ending December 31, 1997 - $16,258; 1998 - $19,430; 1999 -
$21,745; 2000 - $24,065; 2001 - $24,827; thereafter - $465,529.

5.        PROVISION IN LIEU OF INCOME TAXES

          Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.
Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

          The Company and its subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes. The Company's tax allocation agreement with MAXXAM (the "Tax Allocation Agreement"), provides that The Pacific Lumber Company, excluding its wholly owned subsidiaries ("Pacific Lumber"), is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia Pacific and certain other subsidiaries of Pacific Lumber (but excluding Salmon Creek Corporation) (collectively, the "PL Subgroup") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with MAXXAM. The Tax Allocation Agreement further provides that Salmon Creek Corporation is liable to MAXXAM for its federal income tax liability computed as if Salmon Creek Corporation was a separate corporation which was never affiliated with MAXXAM.

          The provision in lieu of income taxes on income before income taxes and extraordinary item consists of the following:

                                                                      YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                  1996          1995          1994
                                                             ------------- ------------- -------------
Current:
     Federal credit (provision) in lieu of income taxes      $       (189) $       (239) $         --
     State and local                                                  (28)          (61)          (50)
                                                             ------------- ------------- -------------
                                                                     (217)         (300)          (50)
                                                             ------------- ------------- -------------
Deferred:
     Federal credit (provision) in lieu of income taxes            (5,613)       (4,755)       (1,748)
     State and local                                                 (277)       (1,425)          369
                                                             ------------- ------------- -------------
                                                                   (5,890)       (6,180)       (1,379)
                                                             ------------- ------------- -------------
                                                             $     (6,107) $     (6,480) $     (1,429)
                                                             ============= ============= =============


          A reconciliation between the provision in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and extraordinary item is as follows:


                                                                                          YEARS ENDED DECEMBER 31,
                                                                                 -----------------------------------------
                                                                                      1996          1995          1994
                                                                                 ------------- ------------- -------------
Income before income taxes and extraordinary item                                $     16,053  $     13,041  $     26,343
                                                                                 ============= ============= =============

Amount of federal income tax based upon the statutory
     rate                                                                        $     (5,619) $     (4,564) $     (9,220)
Revision of prior years' tax estimates and other changes in
     valuation allowances                                                                 981          (651)        7,148
State and local taxes, net of federal tax effect                                       (1,080)         (966)          207
Expenses for which no federal tax benefit is available                                   (489)           --            --
Other                                                                                     100          (299)          436
                                                                                 ------------- ------------- -------------
                                                                                 $     (6,107) $     (6,480) $     (1,429)
                                                                                 ============= ============= =============


          Revision of prior years' tax estimates and other changes in valuation allowances as shown in the table above include amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior year tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1996, 1995 and 1994, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $883, $127 and $7,048, respectively.

          As shown in the Consolidated Statement of Operations for the year ended December 31, 1994, the Company recorded an extraordinary loss related to the settlement of litigation in connection with MGI's acquisition of the Company (see Note 10). The Company reported the loss net of related deferred income taxes of $6,312 which is less than the federal and state statutory income tax rates due to expenses for which no tax benefit was recognized.

          The components of the Company's net deferred income tax assets (liabilities) are as follows:


                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                  1996          1995
                                                             ------------- -------------
Deferred income tax assets:
     Timber and timberlands                                  $     28,992  $     32,528
     Loss and credit carryforwards                                 22,089        25,408
     Other liabilities and other                                    8,468        10,344
     Valuation allowances                                          (1,884)       (2,825)
                                                             ------------- -------------
          Total deferred income tax assets, net                    57,665        65,455
                                                             ------------- -------------

Deferred income tax liabilities:
     Inventories                                                  (15,102)      (16,056)
     Property, plant and equipment                                (15,917)      (15,023)
     Other                                                         (2,180)       (2,662)
                                                             ------------- -------------
          Total deferred income tax liabilities                   (33,199)      (33,741)
                                                             ------------- -------------

Net deferred income tax assets                               $     24,466  $     31,714
                                                             ============= =============


          A principal component of the net deferred income tax assets listed above relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands. The Company believes that it is more likely than not that this net deferred income tax asset will be realized, based primarily upon the estimated value of its timber and timberlands which is well in excess of its tax basis. The valuation allowances listed above relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for loss and credit carryforwards. These factors included any limitations concerning use of the carryforwards, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company has concluded that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

          Included in the net deferred income tax assets listed above are $22,586 and $28,199 at December 31, 1996 and 1995, respectively, which are recorded pursuant to the Tax Allocation Agreement with MAXXAM.

          The following table presents the Company's estimated tax attributes, for federal income tax purposes, under the terms of the Tax Allocation Agreement at December 31, 1996.


                                                                 EXPIRING
                                                                 THROUGH
                                                              -------------
Regular Tax Attribute Carryforwards:
     Net operating losses                       $      56,386      2011
     Minimum tax credit                                   364    Indefinite

Alternative Minimum Tax Attribute
Carryforwards:
     Net operating losses                       $       9,608       2011


6.        EMPLOYEE BENEFIT PLANS

     RETIREMENT PLAN

          The Company has a defined benefit plan which covers all employees of the Company. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with the Company and the employee's compensation for that year. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by The Employee Retirement Income Security Act of 1974, as amended.

          A summary of the components of net periodic pension cost is as follows:


                                                                      YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                  1996          1995          1994
                                                             ------------- ------------- -------------
Service cost - benefits earned during the year               $      1,903  $      1,483  $      1,643
Interest cost on projected benefit obligation                       1,682         1,693         1,263
Actual loss (gain) on plan assets                                  (2,762)       (3,900)           10
Net amortization and deferral                                       1,448         2,460          (859)
                                                             ------------- ------------- -------------
Net periodic pension cost                                    $      2,271  $      1,736  $      2,057
                                                             ============= ============= =============


          The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheet:


                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                            1996          1995
                                                                       ------------- -------------
Actuarial present value of accumulated plan benefits:
     Vested benefit obligation                                         $     18,506  $     16,910
     Non-vested benefit obligation                                            1,371         1,214
                                                                       ------------- -------------
          Total accumulated benefit obligation                         $     19,877  $     18,124
                                                                       ============= =============

Projected benefit obligation                                           $     23,582  $     21,841
Plan assets at fair value, primarily equity and debt securities             (21,800)      (18,363)
                                                                       ------------- -------------
Projected benefit obligation in excess of plan assets                         1,782         3,478
Unrecognized net transition asset                                                18            24
Unrecognized net gain (loss)                                                  2,855           (27)
Unrecognized prior service cost                                                 (39)          (45)
                                                                       ------------- -------------
          Accrued pension liability                                    $      4,616  $      3,430
                                                                       ============= =============


          The assumptions used in accounting for the defined benefit plan were as follows:


                                                                  1996          1995          1994
                                                             ------------- ------------- -------------
Rate of increase in compensation levels                               5.0%          5.0%          5.0%
Discount rate                                                         7.5%         7.25%          8.5%
Expected long-term rate of return on assets                           8.0%          8.0%          8.0%


     POSTRETIREMENT MEDICAL BENEFITS

          The Company has an unfunded defined benefit plan for certain postretirement medical benefits which covers substantially all employees of the Company. Participants of the plan are eligible for certain health care benefits upon termination of employment and retirement and commencement of pension benefits. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

          A summary of the components of net periodic postretirement medical benefit cost is as follows:


                                                                      YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                  1996          1995          1994
                                                             ------------- ------------- -------------
Service cost - medical benefits earned during the year       $        332  $        228  $        216
Interest cost on accumulated postretirement medical benefit
     obligation                                                       415           317           294
Net amortization and deferral                                          --           (53)           (7)
                                                             ------------- ------------- -------------
Net periodic postretirement medical benefit cost             $        747  $        492  $        503
                                                             ============= ============= =============


          The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet is as follows:


                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                  1996          1995
                                                             ------------- -------------
Retirees                                                     $      1,182  $         634
Actives eligible for benefits                                         905            726
Actives not eligible for benefits                                   3,818          3,317
                                                             ------------- -------------
     Accumulated postretirement medical benefit obligation          5,905          4,677
Unrecognized net gain (loss)                                          (86)           553
                                                             ------------- -------------
     Postretirement medical benefit liability                $      5,819  $       5,230
                                                             ============= =============


          The annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for 1997 and is assumed to decrease gradually to 5.5% in 2008 and remain at that level thereafter. Each one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement medical benefit obligation as of December 31, 1996 by approximately $810 and the aggregate of the service and interest cost components of net periodic postretirement medical benefit cost by approximately $130.

          The discount rates used in determining the accumulated postretirement medical benefit obligation were 7.5% and 7.25% at December 31, 1996 and 1995, respectively.

     EMPLOYEE SAVINGS PLAN

          The Company's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. Employees may elect to contribute up to 16% of their compensation to the plan. For those participants who have elected to make voluntary contributions to the plan, the Company's contributions consist of a matching contribution of up to 4% of the compensation of participants. The cost to the Company of this plan was $1,388, $1,281 and $1,215 for the years ended December 31, 1996, 1995 and 1994, respectively.

     WORKERS' COMPENSATION BENEFITS

          The Company is self-insured for workers' compensation benefits. Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $8,000 and $8,900 at December 31, 1996 and 1995, respectively. Workers' compensation expenses amounted to $2,925, $3,302 and $3,698 for the years ended December 31, 1996, 1995 and 1994, respectively.

7.        RELATED PARTY TRANSACTIONS

          MAXXAM provides the Company with personnel, insurance, legal, accounting, financial, and certain other services. MAXXAM is compensated by the Company through the payment of a fee representing the reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of personnel of MAXXAM rendering services to the Company. Charges by MAXXAM for such services were $1,552, $1,694, and $1,744 for the years ended December 31, 1996, 1995, and 1994, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

          An agreement with Britt Lumber Co., Inc., an indirect wholly owned subsidiary of MGI ("Britt"), governs, among other things, the sale of logs and lumber by the Company and Britt to each other and the sale of hog fuel (wood residue) by Britt to the Company. The logs which the Company sells to Britt are sold at approximately 75% of the applicable price for such species and category as established by the California State Board of Equalization, which reflects the lower quality of these logs. Logs which either the Company or Britt purchases from third parties and which are then sold to each other are transferred at the actual cost of such logs. Hog fuel is sold to the Company by Britt at applicable market prices. Net sales for the years ended December 31, 1996, 1995 and 1994 include revenues of $14,710, $13,627 and $10,326, respectively, from Britt. The Company recognized operating income of $6,784, $5,527 and $5,571 on these revenues for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995, receivables include $1,281 and $813, respectively, related to these affiliate sales.

          All of the Company's issued and outstanding common stock is pledged as collateral for MGI's $100,000 11-1/4% Senior Secured Notes due 2003 and $125,720 12-1/4% Senior Secured Discount Notes due 2003 (collectively, the "MGI Notes"). MGI conducts its operations primarily through subsidiary companies. The Company represents the substantial portion of MGI's assets and operations. The indenture governing the MGI Notes requires the Company's board of directors to declare and pay dividends on the Company's common stock to the maximum extent permitted by any consensual restriction or encumbrance on the Company's ability to declare and pay dividends, unless the Board determines in good faith that such declaration and payment would be detrimental to the capital or other operating needs of the Company.

          In 1994, in connection with the litigation settlement described in Note 10, the Company paid approximately $3,185 to a law firm in which a director of the Company is also a partner.

8.        CONTINGENCIES

          The Company's operations are subject to a variety of California and federal laws and regulations dealing with timber harvesting, endangered species and critical habitat, and air and water quality. Moreover, these laws and regulations are modified from time to time and are subject to judicial and administrative interpretation. Compliance with such laws, regulations and judicial and administrative interpretations, together with the cost of litigation incurred in connection with certain timber harvesting operations of the Company, have increased the cost of logging operations. The Company is subject to certain pending matters described below which could have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. There can be no assurance that certain pending or future governmental regulations, legislation, judicial or administrative decisions or California ballot initiatives will not have a material adverse effect on the Company.

          In May 1996, the United States Fish and Wildlife Service ("USFWS") published its final designation of critical habitat for the marbled murrelet (the "Final Designation"), which designated over four million acres as critical habitat for the marbled murrelet. Although nearly all of the designated habitat is public land, approximately 33,000 acres of the Company's timberlands are included in the Final Designation, the substantial portion of such acreage being young growth timber. In order to mitigate the impact of the Final Designation, particularly with respect to timberlands occupied by the marbled murrelet, the Company over the last few years has attempted to develop a habitat conservation plan for the marbled murrelet (the "Murrelet HCP"). Due to, among other things, the unfavorable response of the USFWS to the Company's initial Murrelet HCP efforts, the Company and its subsidiaries filed two actions (the "Takings Litigation") alleging that certain portions of their timberlands have been "taken" and seeking just compensation. Pursuant to an agreement entered into by the Company, MAXXAM, the United States and California on September 28, 1996 (the "Headwaters Agreement") described in Note 9 below, the Takings Litigation has been stayed at the request of the parties.

          It is impossible for the Company to determine the potential adverse effect of the Final Designation on the Company's consolidated financial position, results of operations or liquidity until such time as various regulatory and legal issues are resolved; however, if the Company is unable to harvest, or is severely limited in harvesting, on timberlands designated as critical habitat for the marbled murrelet, such effect could be materially adverse to the Company. If the Company is unable to harvest or is severely limited in harvesting, it intends to seek just compensation from the appropriate governmental agencies on the grounds that such restrictions constitute a governmental taking. There continue to be other regulatory actions and lawsuits seeking to have other species listed as threatened or endangered under the federal Endangered Species Act ("ESA") and/or the California Endangered Species Act ("CESA") and to designate critical habitat for such species. For example, the National Marine Fisheries Service has announced that by April 25, 1997 it will make a final determination concerning whether to list the coho salmon under the ESA in northern California, including, potentially, lands owned by the Company. It is uncertain what impact, if any, such listings and/or designations of critical habitat would have on the Company's consolidated financial position, results of operations or liquidity.

          In 1994, the California Board of Forestry ("BOF") adopted certain regulations regarding compliance with long-term sustained yield ("LTSY") objectives. These regulations require that timber companies project timber growth and harvest on their timberlands over a 100-year planning period and establish a LTSY harvest level that takes into account environmental and economic considerations. The sustained yield plan ("SYP") must demonstrate that the average annual harvest over any rolling ten-year period will not exceed the LTSY harvest level and that the Company's projected timber inventory is capable of sustaining the LTSY harvest level in the last decade of the 100-year planning period. On December 17, 1996, the Company submitted a proposed SYP to the California Department of Forestry ("CDF"). The proposed SYP sets forth an LTSY harvest level substantially the same as the Company's average annual timber harvest over the last six years. The proposed SYP also indicates that the Company's average annual timber harvest during the first decade of the SYP would approximate the LTSY harvest level. During the second decade of the proposed SYP, the Company's average annual timber harvest would be approximately 8% less than that proposed for the first decade. The SYP, when approved, will be valid for ten years. Thereafter, revised SYPs will be prepared every decade that will address the LTSY harvest level based upon reassessment of changes in the resource base and protection of public resources.

          The proposed SYP assumes that the transactions contemplated by the Headwaters Agreement (see Note 9) will be consummated and that the Multi-Species HCP (as defined in Note 9) will permit the Company to harvest its timberlands (including over the next two decades a substantial portion of its old growth timberlands not transferred pursuant to the Headwaters Agreement) to achieve maximum sustained yield. The SYP is subject to review and approval by the CDF, and there can be no assurance that the SYP will be approved in its proposed form. Until the SYP is reviewed and approved, the Company is unable to predict the impact that these regulations will have on its future timber harvesting practices. It is possible that the results of the review and approval process could require the Company to reduce its timber harvest in future years from the harvest levels set forth in the proposed SYP. The Company believes it would be able to mitigate the effect of any required reduction in harvest level by acquisitions of additional timberlands and making corresponding amendments to the SYP; however, there can be no assurance that the Company would be able to do so and the amount of such acquisitions would be limited by the Company's available financial resources. The Company is unable to predict the ultimate impact the sustained yield regulations will have on its future financial position, results of operations or liquidity.

          Various groups and individuals have filed objections with the CDF and the BOF regarding the CDF's and the BOF's actions and rulings with respect to certain of the Company's timber harvesting plans ("THPs") and other timber harvesting operations, and the Company expects that such groups and individuals will continue to file such objections. In addition, lawsuits are pending or threatened which seek to prevent the Company from implementing certain of its approved THPs or which challenge other operations by the Company. These challenges have severely restricted the Company's ability to harvest old growth timber on its property. To date, challenges with respect to the Company's THPs relating to young growth timber and to its other operations have been limited; however, no assurance can be given as to the extent of such challenges in the future. The Company believes that environmentally focused challenges to its timber harvesting and other operations are likely to occur in the future, particularly with respect to virgin and residual old growth timber. Although such challenges have delayed or prevented the Company from conducting a portion of its operations, they have not had a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. Nevertheless, it is impossible to predict the future nature or degree of such challenges or their ultimate impact on the Company's consolidated financial position, results of operations or liquidity.

          The Company is also involved in various claims, lawsuits and proceedings. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

9.        HEADWATERS AGREEMENT

          On September 28, 1996, the Company (on behalf of itself, its subsidiaries and affiliates) and MAXXAM (collectively, the "Pacific Lumber Parties") entered into the Headwaters Agreement with the United States and California. The Headwaters Agreement provides the framework for the acquisition by the United States and California of approximately 5,600 acres of the Company's timberlands commonly referred to as the Headwaters Forest and the Elk Head Springs Forest (the "Headwaters Timberlands"). A substantial portion of the Headwaters Timberlands consists of virgin old growth timberlands. Approximately 4,900 of these acres are owned by Salmon Creek and are part of the area commonly referred to as the "Headwaters Forest." The remaining acreage is owned by Scotia Pacific (the Company having harvesting rights on a portion of the acreage). The Headwaters Timberlands would be transferred in exchange for (a) property and other consideration (possibly including cash) from the United States and California having an aggregate fair market value of $300 million and (b) approximately 7,755 acres of adjacent timberlands to be acquired by the United States and California ( the "Elk River Timberlands") from a third party. The United States and California would also acquire and retain an additional 1,900 acres of timberlands from such third party.

          The Headwaters Agreement also provides, among other things, for the expedited processing by the United States of an incidental take permit ("Permit") to be based upon a habitat conservation plan for multiple species ("Multiple-Species HCP") covering (a) the timberlands and timber harvesting rights which the Company will own after consummation of the Headwaters Agreement (the "Resulting Pacific Lumber Timber Property") and
(b) the Headwaters Timberlands and the 1,900 acres of Elk River Timberlands retained by the United States and California (both as conserved habitat). The agreement also requires expedited processing by California of an SYP covering such timberlands and timber harvesting rights.

          On December 5, 1996, the United States and California each furnished a list of properties consisting of oil and gas interests, timberlands and a variety of other real estate properties for the Company's review and approval. There have been ongoing discussions between the Pacific Lumber Parties and the United States regarding the properties and other consideration to be furnished by the United States.

          Closing of the Headwaters Agreement is subject to various conditions, including (a) acquisition by the government of the Elk River Timberlands from a third party, (b) approval of an SYP and a Multi-Species HCP and issuance of a Permit, each in form and substance satisfactory to the Company, (c) the issuance by the Internal Revenue Service and the California Franchise Tax Board of closing agreements in form and substance sought by and satisfactory to the Pacific Lumber Parties, (d) the absence of a judicial decision in any litigation brought by third parties that any party reasonably believes will significantly delay or impair the transactions described in the Headwaters Agreement, and (e) the dismissal with prejudice at closing of the Takings Litigation. The parties to the Headwaters Agreement are working to satisfy these conditions; however, there can be no assurance that the Headwaters Agreement will be consummated.

10.       SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

          Investment, Interest and Other Income
          In February 1994, the Company received a franchise tax refund of $7,243, the substantial portion of which represents interest, from the State of California relating to tax years 1972 through 1985. This amount is included in investment, interest and other income for the year ended December 31, 1994.

          Items Related to 1992 Earthquake
          In 1995, the Company recorded reductions in cost of sales of $1,527 resulting from business interruption insurance reimbursements for higher operating costs and the related loss of revenues resulting from the April 1992 earthquake.

          Extraordinary Item Related to Litigation Settlement
          During 1994, MAXXAM, the Company and others agreed to a settlement, subsequently approved by the court, of class and related individual claims brought by former stockholders of the Company against MAXXAM, MGI, the Company, former directors of the Company and others concerning MGI's acquisition of the Company. Of the $52,000 settlement, $33,000 was paid by insurance carriers of MAXXAM and the Company, $14,800 was paid by the Company, and the balance was paid by other defendants and through the assignment of certain claims. In 1994, the Company recorded an extraordinary loss of $14,866 related to the settlement and associated costs, including a $2,000 accrual for certain contingent claims and $4,400 of related legal fees, net of benefits for federal and state income taxes of $6,312.


                                                                                          YEARS ENDED DECEMBER 31,
                                                                                 -----------------------------------------
                                                                                      1996          1995          1994
                                                                                 ------------- ------------- -------------
Supplemental information on non-cash investing and financing activities:
     Timber and timberlands acquired subject to loans from seller                $         --  $        615  $        910

Supplemental disclosure of cash flow information:
     Interest paid, net of capitalized interest                                  $     52,517  $     53,636  $     54,388
     Income taxes paid (refunded)                                                         221        (5,190)        1,170
     Tax allocation payments to MAXXAM                                                    330            --            --


11.       QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          Summary quarterly financial information for the years ended December 31, 1996 and 1995 is as follows:


                                                  THREE MONTHS ENDED
                               -------------------------------------------------------
                                  MARCH 31      JUNE 30     SEPTEMBER 30  DECEMBER 31
                               ------------- ------------- ------------- -------------
1996:
     Net sales                 $      54,903 $      65,299 $      62,965 $      61,682
     Operating income                 14,310        17,485        15,415        19,090
     Net income                          884         3,144         1,473         4,445

1995:
     Net sales                 $     47,309  $     58,408  $      58,807 $      57,415
     Operating income                 9,991        18,785         17,115        18,684
     Net income (loss)               (2,013)        3,861          2,669         2,044
